(ENGLISH VERSION)

EXPLORATION, EXPLOITATION AND OPTION AGREEMENT TO ACQUIRE MINING CONCESSIONS, ENTERED INTO BY AND BETWEEN COBORO MINERALES DE MÉXICO, S.A. DE C.V., HEREINAFTER REFERRED TO AS “COBORO”, HEREIN REPRESENTED BY MRS. SANDRA ESTHER RAMIREZ VINAY,  AND MINERA GOLD STAKE, S.A. DE C.V., HEREINAFTER REFERRED TO AS “MGS”, HEREIN REPRESENTED BY MR. GONZALO ZAVALA RUIZ,  PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I.	MGS declares through its legal representative that:

a)

It is a business corporation legally established and existing under Mexican law, with full capacity to do business in Mexico, including but not limited to the purchase, disposal, exploration, development and exploitation of mining concessions. MGS is duly recorded with the Public Registry Office of Trade and with the Public Registry of Mining.

b)	It complies with all the requirements and has the capacity to enter and formalize this Agreement and all the instruments and documents related to or deriving therefrom.

c)

Its legal representative,  Mr. Gonzalo Zavala Ruiz,  is duly authorized to represent the corporation and to bind it under the terms and conditions of this Agreement, and such authorities have not been revoked, limited or amended in any way up to this date.

d)	It is the legitimate owner of One Hundred Percent (100%) of the rights deriving from the mining concessions described in Exhibit “A” to this Agreement, hereinafter referred to as the “Concessions”.

e)

The Concessions are free from any lien, encumbrance, or limitation of title. None of the Concessions is subject to any exploration, exploitation, option, promise of any kind, joint- venture, association, profit-sharing, co-ownership or any other agreement in effect that may create a limitation on the legal title, use, operation or assignability of the Concessions; furthermore, MGS hereby declares that no royalty has been granted on the Concessions except those whose terms and conditions are described in the documents attached as Exhibit “B” hereto, hereinafter “Underlying Royalties”.

f)

The Concessions are in good standing with the Dirección General de Regulación Minera  (General Direction of Mining Regulation) regarding: (i) the obligation to invest and file the pertaining Assessment Works Reports as carried out pursuant to the mining law; (ii) the obligation to pay mining duties pursuant to the Federal Duties Law during the last five years, taking into account the date of issuance of each concession title, and (iii) any other obligation to keep the Concessions in effect pursuant to the applicable laws and regulations. MGS hereby declares that to this date the corporation has not received any notice from the Regulatory Office of Mining or from any other governmental authority requesting the payment of, or the compliance with any obligation pursuant to the applicable legislation, and has not been served any notice implying the starting of cancellation proceedings for any of the Concessions.

g)

It has entered into a Temporary Occupation Agreement with the Tasajera Ejido (hereinafter “EJIDO”) dated June 27, 2013, effective for a two (2) year term starting from July 24, 2013, hereinafter the “Temporary Occupation Agreement”, whereby it is entitled to have access to all the surface area where the Concessions are located. This agreement is attached hereto as Exhibit “C”.

h)

It  has entered into a Lease Agreement with Ms. Ana Cecilia López Salcido, regarding the property located at Calle Francisco Bracamonte esq. con Vicente Mora, en Hermosillo, Sonora,  dated January 1, 2014, effective for a twelve (12) month term, for the storage of samples of drilling cores;  hereinafter “Lease Agreement”, which agreement is attached hereto as Exhibit “D”.

i)	As far as MGS is aware, there are no labor matters pending to be solved deriving from activities at the Concessions.

j)	As far as MGS is aware, there are no adverse claims or allegations related to MGS rights regarding the Concessions.

k)

Regarding the mining activities developed up to this date by MGS on the Concessions, which activities have been carried out in compliance with the applicable laws and regulations, including those regarding labor, tax and environmental matters, further declares that all permits, licenses, concessions and authorizations required for MGS to carry out work on the Concessions were timely obtained, and therefore, as far as MGS is aware, up to the date of execution of this Agreement no environmental contingency exists, not of any other nature that may affect the validity of the Concessions.

l)

To the best of MGS knowledge and belief,  before this date and limited only to the activities under MGS’s control, no leaks, discharges, deposits, emissions or any other releases of contaminating, hazardous or toxic substances or hazardous waste have occurred at the Concessions, or that may affect the same, and MGS has not stored contaminating, hazardous or toxic substances or hazardous waste in any kind of container at the Concessions land lots.

m)	To this date, there are no obligations enforceable concerning regeneration, rehabilitation, restoration or abandonment regarding the Concessions.

n)

The Concessions are not located in a Protected Natural Area or in a Natural Reserve, as theses terms are defined by the environmental legislations, and MGS has not received any written notice from any governmental authority informing about the creation of such Areas or Reserves where the Concessions are located.

o)

The Concessions are not located in any area protected by Instituto Nacional de Antropología e Historia (“INAH”) and no archaeological traces or traces of historical importance have been located in the area where the Concessions are located.

p)

As far as MGS is aware, there are no pending or imminent actions, trials, claims or proceedings related to the Concessions, and no notices, orders, decisions, guidelines, standards or any other pending document has been issued by governmental authorities with regards to the Concessions.

q)

MGS has not entered into any agreement with unions or employees’ associations, and has not undertaken to carry out nor has carried out negotiations with unions or employees’ associations regarding future agreements related to the Concessions. No MGS employee or employee of the Affiliates of MGS will be transferred to COBORO as a result of the transaction under this Agreement, and COBORO shall not be considered as a substitute employer of any employee of MGS or of any of its Affiliates.

r)

The execution of and compliance with this Agreement by MGS does not imply and shall not give rise to: (i) a default or violation of any provision or may become a noncompliance with, or result in a conflict with, or may cause the acceleration of an obligation by MGS with respect to: (A) any provision of MGS’s corporate documents, or the resolutions of the board of directors or the shareholders’ meeting of MGS;  (B) any provision of the applicable legislation, or (C) any agreement in which MGS may be a party, or (ii) the creation or imposition of any lien on any of the Concessions.

s)

There are no existing requirements to be fulfilled by MGS, notice to be given, nor regulatory permits to be obtained from any governmental authority, as a condition for the legal culmination of the transactions under this Agreement. No requirement exists to be fulfilled by MGS resulting from any agreement regarding the Concessions in which MGS is a party, or whereby MGS undertakes to give prior notice, or to obtain the consent or approval of any of the parties to any such agreement, regarding the culmination of the transactions under this Agreement.

t)	MGS hereby states its wish to enter into this Exploration, Exploitation and Option Agreement with COBORO to acquire the Concessions, hereinafter the “Agreement”.

II. COBORO declares through its legal representative that:

a)

It is a business corporation legally established and existing in accordance with Mexican law, with full capacity to do business in Mexico, including without limitation, the purchase, disposal, exploration, development and exploitation of mining concessions. COBORO is duly registered with the Public Registry Office of Trade and with the Public Registry of Mining.

b)	It complies with all the requirements and has the capacity to enter and formalize this Agreement and all the instruments and documents related to or deriving therefrom.

c)

Its representative,  Ms. Sandra Esther Ramirez Vinay,  is duly authorized to represent the corporation and to bind it under the terms and conditions of this Agreement, and up to this date such authorities have not been revoked, limited or amended in any way.

d)	It is its wish to enter into this Agreement pursuant to the terms and conditions hereunder.

Pursuant to the recitals above, the parties mutually agree to abide by the following:

CLAUSES

FIRST.    Right to the First Option.

4.1.

MGS herein grants COBORO for the term from the date of execution of this Agreement to January 15, 2017, subject to provisions in the Seventh Clause, the right to explore without limitations and to exploit in a limited manner the Concessions under the terms and conditions mentioned below,  and also grants an initial option for the same term to end on January 15, 2017, subject to provisions in the Seventh Clause, to purchase Seventy Percent (70%) of the Concessions (hereinafter, the “First Option”), free from any lien or limitation of title, except to that regarding the obligation to pay the Underlying Royalties.  Furthermore, should COBORO exercise the First Option, MGS undertakes to assign in favor thereof Seventy Percent (70%) of all the rights and obligations deriving from the Temporary Occupation Agreement and from the Lease Agreement.

4.2.

The consideration that COBORO undertakes to pay for keeping the First Option in effect and, if applicable, to exercise the same, shall be: (1) the amounts mentioned below; and (2) the compliance with the obligations described in Section 1.2.1 in this Clause:

(i) On the date of execution of this Agreement (hereinafter the “DATE OF EXECUTION”) COBORO shall pay MGS the amount of One Hundred and Fifty Thousand Dollars (US$150,000.00), legal tender of the United States of America;

(ii) On September 15, 2014, at the latest, COBORO shall pay MGS the amount of Three Hundred and Fifty Thousand Dollars (US$350,000.00), legal tender of the United States of America;

(iii) On January 15, 2015, at the latest, COBORO shall pay MGS the amount of Five Hundred Thousand Dollars (US$500,000.00) legal tender of the United States of America;

(iv) On January 15, 2016, at the latest, COBORO shall pay MGS the amount of One Million Five Hundred Thousand Dollars (US$1,500,000.00), legal tender of the United States of America, and

(v) On January 15, 2017, at the latest, COBORO shall pay MGS the amount of Two Million Five Hundred Thousand Dollars (US$2,500,000.00), legal tender of the United States of America.

The payments described in the preceding sub-paragraphs (i), (ii), (iii) and (iv) shall be made by COBORO to MGS to maintain the First Option in effect, and the payment described in sub-paragraph (v) above will be made by COBORO to MGS in order to acquire (70%) of the rights deriving from the Concessions free from any lien or limitation of title, except for the obligation to pay the Underlying Royalties or, alternatively at COBORO’s choice, shall become the titleholder of Seventy Percent (70%) of the shares of stock of the NEW CORPORATION, as mentioned herein below.

The payments mentioned in the preceding sub-paragraphs (i), (ii), (iii), (iv), and (v) shall be made adding the payment of Value Added Tax (“VAT”), and at the receipt of each payment, MGS will issue the pertaining invoice complying with all the requirements set forth in the applicable tax laws.

4.2.1.

Additional to the payment of the aforementioned amounts, COBORO undertakes, as of the DATE OF EXECUTION and up to the date when the payment mentioned in sub-paragraph (v) of Section 1.2 above is made, to do the following to keep the First Option in effect and, if applicable, to exercise the same:

(i) To keep the Concessions in good standing, in compliance with all the applicable laws and regulations, including without limitation the full payment every six months of the mining duties pertaining the Concessions, which payments shall be fully paid by COBORO before the end of the term set forth to make such payments pursuant to the Mining Law and its Regulations; and to file the Annual Reports of Works carried out on the Concessions before the end of the term set therefor pursuant to the Mining Law and its Regulations.  COBORO should notify MGS immediately after making any of the payments of mining duties or the filing of the Reports mentioned in this sub-paragraph and should also provide MGS with copy of the payments made and of the Reports filed.

(ii) To keep in an orderly manner the information related to the Concessions, including paying for the storage of the drilling cores, currently stored in Hermosillo, Sonora, in accordance with the Lease Agreement; COBORO should notify MGS immediately after making any of the payments related to that stated in this sub-paragraph and should also provide MGS with copy of the payments made; and

(iii) To comply with all the obligations of MGS with the EJIDO resulting from the Temporary Occupation Agreement, COBORO should notify MGS immediately after making any of the payments related to the Temporary Occupation Agreement mentioned in this sub-paragraph and should also provide MGS with copy of the payments made.

4.3.

All the payments mentioned above (except for the payment set forth in sub-paragraph (i) of the preceding Section 1.2. which is mandatory), shall be optional for COBORO, with the understanding that COBORO may early terminate this Agreement, by only delivering in a legally unquestionable manner at the address stated by MGS, a notice of termination in writing, at least Thirty (30) days before the date when COBORO wishes such early termination to become effective, in which case as of the date the early termination notice becomes effective, COBORO shall no longer be compelled to make the payments of the amounts mentioned in Section 1.2 of the dates that had not been met, not to continue complying with the obligations set forth in section 1.2.1, all that subject to provisions in the Seventh Clause herein. In the event COBORO delivers at the address of MGS the aforementioned early termination notice in the manner set forth in this Clause, this Agreement shall terminate, and in such case COBORO shall deliver to MGS copies of all the information and documentation related to the Concessions and to the activities that COBORO or its contractors had carried out thereon during the term of this Agreement.

4.4.

In the event COBORO early terminates this Agreement, COBORO shall inform MGS about the payments and the filings made under Section 1.2.1 above, and shall deliver copies of such filings and payment receipts to MGS, including the receipts of payment of mining duties pertaining to the Concessions for the last six months.

4.5.

It is expressly understood herein that in the event this Agreement is early terminated in the manner anticipated in this document and before COBORO exercises the First Option, the consequences shall be that all the amounts received by MGS to the date when the notice of termination is delivered at its address, shall remain for the benefit of MGS as earnest money, and MGS shall not be under obligation to return any amount whatsoever to COBORO.

4.6.

Once COBORO has made the payments set forth in sub-paragraphs (i), (ii), (iii) and (iv) of Section 1.2 above to keep the First Option in effect and the payment set forth in sub-paragraph (v) of Section 1.2 to exercise the First Option, on or before the dates mentioned thereat and after fulfilling all the obligations set forth in Section 1.2.1 of this Clause, it shall be considered that COBORO has acquired Seventy Percent (70%) of the rights deriving from the Concessions free from any lien or limitation of title, except for the obligation to pay the Underlying Royalties  or, alternatively at COBORO’s choice, shall become the titleholder of Seventy Percent (70%) of the shares of stock of the NEW CORPORATION, as mentioned herein below.

4.7.	COBORO may accelerate the compliance with the payment obligations mentioned in this Clause in order to expedite the exercise of the First Option at any time within the term mentioned in Section 1.1.

SECOND. Right to the Second Option.

4.1.

If COBORO timely complies, subject to the Seventh Clause below, and fully pays the amounts set forth in Section 1.2 of the First Clause, complies with the obligations in Section 1.2.1., of the same First Clause, and consequently exercises the First Option, COBORO shall become the holder of  Seventy Percent (70%) of the Concessions or, alternatively at COBORO’s choice,  shall become the holder of Seventy Percent  (70%) of the shares of stock of the NEW CORPORATION,  as this is defined and described in the Fifth Clause below and, solely in the event of exercising the First Option, COBORO shall have the option to acquire within a term from the date of exercising the First Option and the date of the tenth anniversary of the exercise of the First Option,  the remaining Thirty Percent (30%) of the Concessions or the remaining Thirty Percent (30%) of the equity interest of the NEW CORPORATION (hereinafter the “Second Option”),  so that in the event of exercising this Second Option, COBORO shall become the holder of: (i) One Hundred Percent (100%) of the rights deriving from the Concessions free from any lien or limitation of title, except for the obligation to pay the Underlying Royalties as well as of all the rights and obligations deriving from the Temporary Occupation Agreement and the Lease Agreement, or (ii) alternatively, becomes the holder of One Hundred (100%) of the equity interest of the NEW CORPORATION, as described in the Fifth Clause below, which NEW CORPORATION, if incorporated shall become the sole and legitimate owner of the Concessions, in charge of paying the Underlying Royalties, and shall have One Hundred Percent (100%) of the rights and obligations deriving from the Temporary Occupation Agreement and from the Lease Agreement.  For further certainty it is expressly agreed upon herein that if and only if COBORO exercises the First Option, shall be entitled to the Second Option.

4.2.	For the purposes of exercising the Second Option, COBORO shall do the following:

a)

Notify  MGS not later than on the tenth anniversary of the date of exercising the First Option, through a  notice in writing delivered in a legally unquestionable manner at MGS address, stating COBORO’s intention to put the Concessions into  production  (hereinafter the  “Notification of the Production Decision”);

b)

To make a payment to MGS within five (5) business days following the date on which COBORO delivers the Notification of the Production Decision, for the amount of Three Million Dollars (US$3,000,000.00) legal tender of the United States of America, plus VAT, and

c)

To make a payment to MGS on the date of the payment set forth in the immediately preceding sub-paragraph b) of this Section 2.2., for an amount equal to the “Escalator Payment Amount” defined herein below:

The Escalator Payment Amount (ESCALATOR PAYMENT AMOUNT), shall be the amount resulting from the application of the following formula, which formula, for a clearer interpretation by the Parties in the event they fail to agree upon its meaning,  is transcribed herein below in English and Spanish, in the understanding that for the interpretation of such formula, in the event of any discrepancy between the English and Spanish versions, the English version shall solely and exclusively prevail over the Spanish version:

A+((B+C)* Onzas Adicionales Estimadas)

Donde Onzas Adicionales Estimadas significa:

El número de onzas de oro equivalente Medidas e Indicadas en los lotes amparados por las Concesiones, que sean estimadas conforme al del Instrumento Nacional Canadiense 43-101 ("NI 43-101") en el momento de la Notificación de la Decisión de Producción antes mencionada, y que estén por encima de las onzas de oro equivalente Medidas e Indicadas que fueron estimadas al 4 de marzo de 2013 en la Evaluación Económica Preliminar NI 43-101 llevada a cabo respecto de las Concesiones.

Donde A  es igual a:

$8.00 dls. (ocho dólares 00/100 moneda de curso legal en los Estados Unidos de América) multiplicados por el número de Onzas Adicionales Estimadas.

Donde B  es igual a:

-

$0.00 dls., si el precio del oro fuese a la fecha de Notificación de la Decisión de Producción de $1,600.00 dls. (mil seiscientos dólares 00/100 moneda de curso legal en los Estados Unidos de América) o menos, o

-

$0.50 * dls. ((el precio del oro-1,600/100), si el precio del oro fuese a la fecha de Notificación de la Decisión de Producción de $1,600.01 (mil seiscientos dólares 01/100 moneda de curso legal en los Estados Unidos de América) o más.

Donde C  es igual a:

-

$0.00 dls., si el precio del oro fuese a la fecha de Notificación de la Decisión de Producción  de $1,800.00 dls. (mil ochocientos dólares 00/100 moneda de curso legal en los Estados Unidos de América) o menos, o

-

US$0.50 * dls. ((el precio del oro-1,800/100), si el precio del oro fuese a la fecha de Notificación de la Decisión de Producción de $1,800.01 (mil ochocientos dólares 01/100 moneda de curso legal en los Estados Unidos de América) o más.

Para efectos de determinar el Monto del Pago de Ajuste Proporcional previsto en esta Sección, “precio del oro” significa, según la fecha de que se trate, el precio promedio del oro (Au) pm fix, durante los últimos 10 (diez) días consecutivos anteriores a la fecha de pago, según sea determinado por el London Bullion Market en dólares moneda de los Estados Unidos de América.

“THE ESCALATOR PAYMENT AMOUNT shall be equal to the following formula:

A+((B+C)*ADDITIONAL ESTIMATED OUNCES)

Where ADDITIONAL ESTIMATED OUNCES means the number of National Instrument 43-101 ("NI 43-101") compliant Measured and Indicated gold equivalent ounces at the time of the aforementioned production decision, over and above the Measured and Indicated gold equivalent ounces estimated in the March 4, 2013 NI 43-101 Preliminary Economic Assessment.

Where A equals US$8.00 multiplied by the number of ADDITIONAL ESTIMATED OUNCES

Where B equals:

If the spot price of gold is $1,600 or less, $0.00

If the spot price of gold is $1,600.01 or greater, $0.50*((the gold price - 1,600) / 100)

Where C equals:

If the spot price of gold is $1,800 or less, $0.00

If the spot price of gold is $1,800.01 or greater, $0.50*((the gold price - 1,800) / 100)

For the purposes of determining the ESCALATOR PAYMENT AMOUNT contemplated in this Section, “spot price of gold” shall mean on the applicable date, the average of the gold price (Au) pm fix, during the last ten (10) consecutive days prior to the date on which the payment should be made, as determined by the London Bullion Market in US dollars.

4.1.

Once COBORO has complied with the obligations set forth in this Clause, COBORO shall be considered as acquiring the remaining Thirty Percent (30%) of the rights deriving from the Concessions,  or the remaining Thirty Percent (30%) of the shares representing the capital stock of the NEW CORPORATION, as decided by COBORO and consistent with the exercise of the First Option. So at that time COBORO shall have acquired: (i) One Hundred Percent (100%) of the rights deriving from the Concessions free from any lien or limitation of title, except for the obligation to pay the Underlying Royalties,  and all the rights and obligations deriving from the Temporary Occupation Agreement and from the Lease Agreement;  or (ii) One Hundred Percent (100%) of the shares of the capital stock of the NEW CORPORATION,  which corporation, as aforementioned, if incorporated shall become the sole and legitimate owner of the Concessions, in charge of paying the Underlying Royalties, and having all the rights and obligations deriving from the Temporary Occupation Agreement and from the Lease Agreement.

4.2.

The delivery of the Notification of the Production Decision and the payments set forth in Section 2.2 of the Second Clause shall be optional for COBORO, thus, if not later than the day of the tenth anniversary of the date of exercising the First Option, COBORO fails to deliver to MGS the Notification of the Production Decision or if having delivered it, fails to make the payments set forth in Section 2.2 herein within five (5) business days following the date of delivery thereof, for all the purposes that may arise, it shall be understood that COBORO failed to exercise the Second Option, and in that case, had COBORO exercised the First Option, COBORO will keep its Seventy Percent (70%) interest in the rights deriving from the Concessions, or Seventy Percent (70%) of the shares of the capital stock of the NEW CORPORATION, as the case may be, subject to provisions in the Sixth and Seventh Clauses herein.

4.3.

It is hereby expressly agreed that from the DATE OF EXECUTION and up to the date any of the situations described below may arise, COBORO shall be the sole party in charge of providing all the funds required to pay all the investments, costs and expenses related to the Concessions, and related to the activities carried out thereon, the Temporary Occupation Agreement, the Lease Agreement and any other new contracts or agreements executed and, in general, to carry out all kinds of activities or work on the Concessions, including without limitation the Exploration and Development activities (as defined in Section 3.1 of the Third Clause of this Agreement), the exploitation activities (as described in the Fourth Clause of this Agreement) and any other extraction, production, processing and commercialization activities of the minerals that may be carried out on the Concessions, either by COBORO, its contractors or by the NEW CORPORATION:

a)	Up to the date when COBORO early terminates this Agreement, if applicable, pursuant to provisions in Section 1.3 of the First Clause herein;

b)	Up to the date when COBORO delivers the Notification of the Production Decision to MGS and makes the payments set forth in Section 2.2 of this Second Clause to MGS;

c)

Up to the date when COBORO having definitively lost its right to exercise the Second Option, MGS exercises the Repurchase Option and makes COBORO the payments set forth in Section 6.1 of the Sixth Clause herein;

d)

Up to the date when COBORO having waived or definitively lost its right to exercise the Second Option, MGS also waives or definitively loses its right to exercise the Repurchase Option set forth in the Sixth Clause herein, or

e)

Up to the date when both parties decide by mutual agreement to sell One Hundred Percent (100%) of the rights jointly held in the Concessions or in the NEW CORPORATION, according to the percentage of the equity share of each party, and such sale is made.

The above means that if COBORO exercises the First Option and as a result acquires Seventy Percent (70%) of the rights deriving from the Concessions, or Seventy Percent (70%) of the shares representing the capital stock of the NEW CORPORATION, COBORO shall remain as the sole party in charge of doing all the investments and making all the expenses required regarding the Concessions, and the equity share of MGS in the Concessions or in the NEW CORPORATION shall not decrease or be diluted at any time up to the date when any of the aforementioned situations arises.

THIRD.  Operator

3.1. During the term of this Agreement COBORO, shall be the operator (“Operator”) of the Concessions. The Operator shall be in charge of managing, funding, and performing at its own cost and risk all the mining exploration and development activities on the Concessions, and also of getting any permits, licenses, authorizations or concessions required, if any, for the development of its activities and the activities of its contractors with the cooperation of MGS, if applicable, when MGS’s cooperation is reasonably required and requested in writing by COBORO. “Exploration” shall mean:  all the activities carried out to determine the existence, location, amount, quality or commercial value of the deposits of all the ore, metals and mineral resources produced under the terms of this Option Agreement, including but not limited to the additional drilling required after discovering the mineralization commercial potential, including any action related to the compliance with the applicable environmental provisions. “Development” means all the preparation (other than the Exploration) required for the extraction and recovery of Products, including the construction and installation of a processing plant or any other improvement used for mining, and the management, milling, processing or any other beneficiation of the Products, and everything related to the compliance with the applicable environmental provisions.

3.2. During the term of this Agreement, the Operator shall be the sole legitimate possessor of the Concessions, and as Operator will be able to perform its activities through contractors, and the Operator shall be solely liable for the activities performed by COBORO’s contractors hired for that purpose.

3.3. COBORO or its agents and contractors shall conduct their operations on the Concessions in an adequate manner and in accordance with the generally accepted practices of the mining industry and in compliance with the Mining Law, its Regulations and other applicable laws, regulations and statutes applicable in Mexico, and in accordance with the contracts, permits, licenses and other agreements related to the Concessions. COBORO shall perform its operations with the care and skill generally expected from an expert in the performance and management of mining activities of exploration, development and production, allowing the representatives appointed in writing by MGS to have access to the Concessions’ mining lots to inspect the work carried out by COBORO or its contractors, provided that is carried out at the cost, risk and responsibility of MGS’s representatives, in business days and hours and after such MGS’s representatives previously inform in writing of their visit at least forty eight (48) hours in advance, and do not interfere with the activities being carried out by COBORO on the Concessions.

FOURTH.  Exploitation Rights limited to the Extraction of Bulk Samples

During the First Option period, COBORO is authorized to extract from the Concessions up to One Hundred (100) tons of ore per year, to perform all kinds of metallurgical tests (the “Bulk Sample”), and this shall be understood as the maximum limit of the rights to exploit granted to COBORO regarding the Concessions during the First Option Period.     Subject to the payment of the Underlying Royalties that may be applicable,  for the gains accrued from the processing and commercialization of any Bulk Sample COBORO shall pay to MGS 30% of them, after deducting the costs involved in extraction and smelting. “Extraction” means the preparation (other than the exploration) to remove and recover the Bulk Samples during the term of this Option Agreement, including the construction and installation of a pilot plant or any other improvement to be used for mining, or for the management, milling, processing or other beneficiation of Bulk Samples.

FIFTH.   Incorporation of the NEW CORPORATION.

5.1. If COBORO so decides at the moment of exercising the First Option and notifies so to MGS, the Parties (hereinafter, each Party as a “Participant”) shall create a new corporation pursuant to Mexican business law, and such corporation may be a business corporation of any nature as decided by COBORO, in its case, and shall include the provisions for the business corporation chosen under the terms of the General Corporation Law  (Ley de Sociedades Mercantiles) (hereinafter, the “NEW CORPORATION”). The purpose of this NEW CORPORATION shall be to become the sole and legitimate owner of the Concessions, in charge of paying the Underlying Royalties and the holder of all rights and obligations deriving from the Temporary Occupation Agreement and from the Lease Agreement. For this purpose each Participant shall contribute their pertaining interest in the Concessions in exchange for receiving shares of the NEW CORPORATION that will reflect their participating interest in the Concessions at that date and always subject to provisions in Section 2.5 of the Second Clause herein. The operational rules of the NEW CORPORATION shall be those to be agreed by the Parties in due time and, at their choice, may become part of the corporate bylaws of the NEW CORPORATION or shall become part of a Shareholders’ Agreement of the NEW CORPORATION.

5.2. Upon COBORO exercises the Second Option, or upon MGS exercises the Repurchase Option, as such term is defined herein below, as applicable, the equity interest of each Participant in the NEW CORPORATION will be amended to reflect their pertaining equity interest. If COBORO exercises the Second Option, COBORO and the individual or legal entity appointed thereby shall become the holder of One Hundred Percent (100%) of the shares of this NEW CORPORATION; and if MGS exercises its Repurchase Option, MGS and the individual or legal entity appointed thereby shall become the holder of One Hundred Percent (100%) of the shares of the NEW CORPORATION; in both cases the new equity interest shall be reflected through a transfer of existing shares or of any other manner deemed convenient by both Parties in good faith.

5.3. Should COBORO receive an offer to purchase the shares held thereby in the NEW CORPORATION, COBORO shall give written notice to MGS, and MGS shall have thirty (30) calendar days as of the date of receiving such notice to exercise its preferential right to purchase the shares held by COBORO. In the event MGS fails to exercise the aforementioned preferential right, COBORO may sell its shares to the person willing to purchase COBORO’s shares provided this purchase is done under the same terms, conditions and price stated in the offer received by and notified to MGS for the exercise of the preferential right mentioned above, provided such transfer is of COBORO’s full equity interest and not a lower percentage, and the third buyer expressly subrogates in writing all COBORO’s rights and obligations under this Agreement, as if such third party had become a party hereof from the time of execution. In the event this offer received by COBORO is for One Hundred Percent (100%) of the shares of the capital stock of the NEW CORPORATION the provisions mentioned above concerning MGS’s preferential rights shall be applied. The provisions above shall be included in the corporate bylaws of the NEW CORPORATION.

5.4. If COBORO decides not to create the NEW CORPORATION, any reference in this Agreement to the participation of a Participant in the NEW CORPORATION shall be understood as a reference to a direct co-ownership of such Participant in the legal title of the Concessions.

SIXTH.  MGS’s Repurchase Option

6.1. If COBORO exercises the First Option and fails to deliver to MGS the Notification of the Production Decision  on day of the tenth anniversary of the date of exercising the First Option, at the latest, or if having delivered such notification fails to make the payments set forth in Section 2.2 of this Agreement within five (5) business days following the date of delivery thereof, and consequently COBORO loses its right to exercise the Second Option, subject to provisions in the Seventh Clause herein, MGS from the moment COBORO definitively loses its right to exercise the Second Option and during sixty (60) calendar days following that date, shall have the option to repurchase the Seventy Percent (70%) equity interest in the Concessions acquired by COBORO together with Seventy Percent (70%) of the rights and obligations of the Temporary Occupation Agreement and of the Lease Agreement also acquired by COBORO, or Seventy Percent (70%) of the shares of stock of the NEW CORPORATION held by COBORO (the  “Repurchase Option”). If MGS informs COBORO its intention to exercise the Repurchase Option,  which has to be exercised within the aforementioned sixty (60) calendar-day term (“Repurchase Notice”), MGS shall pay COBORO the amount of Five Million Dollars (US$5,000,000.00 dls.) legal tender of the United States of America, plus the Escalator Payment Amount defined in Section 2.2 herein.  Should MGS fail to notify COBORO its decision to go for the Repurchase Option within the aforementioned term, this shall be understood as a decision not to pursue such Repurchase Option.  If willing to exercise the Repurchase Option, MGS shall pay COBORO the pertaining amount within five (5) business days following the date of the notice sent to COBORO to exercise the Repurchase Option.

6.2. If according to provisions in the preceding Section, MGS decides not to exercise the Repurchase Option, COBORO shall be entitled to maintain its percentage of equity interest of Seventy Percent (70%). Therefore, in this event, if the NEW CORPORATION had not been incorporated, the Parties shall irrevocably undertake to create such corporation within the following Thirty (30) calendar days. COBORO shall keep Seventy Percent (70%) of the shares of the capital stock of the NEW CORPORATION and MGS the remaining Thirty Percent (30%).

6.3. The payments mentioned in the preceding Section 6.1., are optional for MGS. Therefore, if MGS does not deliver the Repurchase Notice to COBORO within the term mentioned in Section 6.1., or if having delivered the Notice the payments set forth in Section 6.1 of this Clause are not made within the next Five (5) business days,  --for all purposes that may arise—this shall be understood as MGS failing to exercise the Repurchase Option, which Option shall be terminated.

6.4. If at any time after exercising the First Option but before delivering the Notification of the Production Decision to MGS, COBORO wishes to assign or to give as an option to a third party other than the companies being part of its corporate group (“Third Party Assignee”) Seventy Percent (70%) of the rights deriving from the Concessions or Seventy Percent (70%) of the shares of stock of the NEW CORPORATION held by COBORO, MGS shall have the preferential right to acquire the aforementioned percentage of interest held by COBORO in the Concessions or in the NEW CORPORATION, under the same terms, conditions and price offered by such third party. For purposes of this preferential right the following procedure shall be applied:

a)

COBORO shall deliver a notice in writing to MGS with the offer to sell its Seventy Percent (70%) equity interest in the Concessions or in the NEW CORPORATION and stating the price and other terms and conditions of such offer.  If within thirty (30) days after the receipt of such notice, MGS inform in writing to COBORO its wish to accept the offer, COBORO shall be bound to sell MGS or whoever MGS indicates such Seventy Percent (70%) of equity interest in the Concessions or in the NEW CORPORATION at the price and under the terms and conditions in the offer. If MGS chooses not to accept the offer, or fails to inform COBORO before the aforementioned term elapses that MGS will buy such percentage of equity interest offered, COBORO may sell and transfer such percentage of equity interest in the Concession or in the NEW CORPORATION to any third party, at the price and under the terms and conditions stated in the offer, provided such transfer is for the full percentage of equity interest held by COBORO and not for a lower percentage, and the third party buyer (the “Third Party Assignee”) expressly subrogates in writing the full rights and obligations pertaining to COBORO, pursuant to this Agreement as if such Third Party Assignee had been a Party hereof from the time of execution.

b)

In the event MGS decides not to exercise its preferential right, or if COBORO chooses to assign the Seventy Percent (70%) of the rights deriving from the Concessions or Seventy Percent (70%) of the shares of the NEW CORPORATION owned by COBORO, to a Company belonging to its corporate group (the  “Permitted Assignee”),  the latter shall in like manner expressly subrogate in writing the full rights and obligations pertaining to COBORO pursuant to this Agreement, as if the Permitted Assignee had been part thereof from the time of execution. After this MGS shall grant its consent to such option, sale or assignment, and such consent may not be unreasonably withheld by MGS.

SEVENTH.  Default. If any of the Parties fails to comply with any of its obligations pursuant to this Agreement, the party affected by such default may notify in writing to the defaulting party (“Notice of Default”), and the defaulting party shall correct such default as follows (i) within (5) business days following the receipt of the Notice of Default when related to the failure to pay any of the amounts to be paid under the terms of this Agreement; (ii) within Thirty (30) calendar days following the receipt of the Notice of Default related to a default other than the failure to pay, and provided such default may be reasonably corrected during such period; or (iii) if the default is, because of its nature, impossible to be corrected within a Thirty (30) day term, and the defaulting party has started to take reasonable measures to begin to correct such default within the Thirty (30) day period mentioned herein, the defaulting party will be granted additional time that may be reasonable required to correct such default, provided the defaulting party continues regularly and diligently taking the measures to correct such default during such a period, which period in no case shall exceed Ninety (90) calendar days after receiving the aforementioned Notice of Default.

After the terms stated for each type of default have elapsed and the defaulting party has failed to fully correct such default, this shall entitle the other party affected by such default to immediately rescind this Agreement without requiring a court order; it is expressly agreed that if the rescission of this Agreement occurs given a default attributable to COBORO not remediated in time thereby, all the amounts received by MGS up to the date of the rescission of this Agreement shall remain for the benefit of MGS as a penalty applicable to COBORO’s default, and therefore MGS shall be under no obligation to return any amount whatsoever to COBORO.

EIGHTH.  Area of interest. Any mining concession application or mining concession acquired during the term of this Agreement in any manner by COBORO or any of COBORO’s officers, agents or representatives, or by any corporation of COBORO’s corporate group (related party) and located within a two (2) kilometer perimeter starting from the external perimeter of the Concessions (“Area of Interest”) shall be considered subject to all the terms and conditions of this Agreement under the meaning of the “Concessions”. The above, with the understanding that should COBORO fail to exercise the First Option and decide to early terminate this

Agreement, COBORO shall transfer to MGS all the rights deriving from these concessions applications or concessions acquired in the Area of Interest for the total amount of One Thousand Dollars (US$1,000.00 legal tender of the United States of  America), provided MGS states in writing its interest to acquire such concessions or concessions applications within Fifteen (15) calendar days following the date of receiving the notice of early termination of this Agreement;  and also that, should COBORO exercise the First Option but not the Second Option, COBORO shall transfer to MGS as soon as requested thereby and free from charge Thirty Percent (30%) of all the rights deriving from such concessions applications or concessions acquired within the Area of Interest.

NINTH.  Nonperformance due to an Act of God or Force Majeure

9.1. If any of the Parties fails to perform its obligations pursuant to this Agreement or is prevented from complying with the terms, obligations or covenants in this Agreement due to a reason beyond its control,  either foreseeable or not, excluding the lack of funds or any other financial situation that may affect the financial situation of such Party, but including acts of God or force majeure,  such as:  fire, flooding, earthquakes, cave-ins or landslides, interruption or delays in the transportation of feeding sources; strikes, sit-down strikes, or any other labor riots; third-party blockades to the area where the Concessions are located; wars, guerrilla wars; mutinies, new governmental regulations preventing mining work; extreme environmental conditions preventing the performance of mining work; legal proceedings or claims filed by third parties either private entities, ejidos or communities where the Concessions are located, provided –in view thereof- the performance of the mining work foreseen in this Agreement is prevented (“EVENT DERIVING FROM AN ACT OF GOD OR FORCE MAJEURE”), shall not be considered as a default of such Party, provided such an event had not been caused by an action, omission or negligence attributable to such Party and, if such event remains for more than Thirty (30) calendar days, all the terms set forth in this Agreement shall be extended for a period equal to the duration of the EVENT DERIVING FROM AN ACT OF GOD OR FORCE MAJEURE. With the understanding that should the aforementioned EVENT DERIVING FROM AN ACT OF GOD OR FORCE MAJEURE remain after One Hundred and Eighty (180) calendar days as of the date of its occurrence, any of the Parties may terminate this Agreement without any liability providing notice in writing to the other Party.

9.2. With the purpose of applying the provisions in the preceding Section 9.1, the Party under an event considered an EVENT DERIVING FROM AN ACT OF GOD OR FOCE MAJEURE shall immediately notify in writing to the other Party every new event of default or impediment to comply, and shall state in such notice the details of the EVENT DERIVING FROM AN ACT OF GOD OR FORCE MAJEURE, and the date of occurrence. Additionally, such Party shall take all the necessary measures to eliminate the negative impact of any EVENT DERIVING FROM AN ACT OF GOD OR FORCE MAJEURE, and if possible, duly comply with its obligations.

9.3.   Immediately after the effects of an EVENT DERIVING FROM AN ACT OF GOD OR FORCE MAJEURE end, the Party impacted thereby shall notify the other Party the suspension thereof.

TENTH.  Confidentiality

10.1. During the term of this Agreement and up to six (6) months after COBORO exercises the options included herein, the Parties shall consider and keep as confidential all the subject- matters related to the execution and content of this Agreement, as well as any information exchanged thereby, giving it the status of confidential regarding the Concessions and the activities carried out thereon (the “Confidential Information”), and shall not make any public disclosure of the Confidential Information without prior consent in writing from the other Party, which consent shall not be unreasonably withheld . The above, except when in view of the stock market laws applicable, the rules and regulations of the stock market or any other statutes applicable to the Parties or to the parent companies of the corporate group to which the Parties belong, may require the Parties to make such disclosures, publications or press releases. Notwithstanding the above, the Parties are entitled to disclose Confidential Information to potential investors or creditors provided the Parties, before such disclosure, obtain from such potential investors or creditors their express obligation in writing of keeping the same degree and scope of confidentiality regarding all the Confidential Information.

10.2.  Each of the Parties shall provide the other,  at least two business days before the publication thereof, a copy of any press release intended to be published in relation to the Concessions, the activities performed in the Concessions, or this Agreement, to be reviewed by, and to receive comments from, the other Party, which Party shall not unreasonably delay such revision in view of the timely disclosure obligations that may be applicable.  The Parties shall do all reasonable efforts to immediately deliver the comments they may have to the other Party regarding such press releases, but in any event, on the next business day following the date the draft of the pertaining press release is received.

ELEVENTH. Notices

a)

Delivery Method. Any notice, request or other communication  (in this Section a "notice") required or allowed to be made or delivered, shall be in writing and shall be considered duly sent if delivered in person or through a specialized courier service, or via e-mail with acknowledgment of receipt:

Notices for MGS shall be addressed as follows:

Minera Gold Stake, S.A. de C.V.
c/o Vista Gold Corp.

7961 Shaffer Pkwy,  Suite 5

Littleton, Colorado 80127 USA

Attention:Frederick H. Earnest, President & CEO

E-mail:fhearnest@vistagold.com

Notices for COBORO shall be addressed as follows:

Coboro Minerales de México, S.A. de C.V.

c/o  Cangold Limited.
800 - 333 Seymour Street

Vancouver, BC V6B 5A6

Atención:Robert Archer, President & CEO

E-mail:rarcher@greatpanther.com

b)

Delivery.  Any notice delivered in accordance with this Tenth Clause shall be deemed received if delivered before 5:00 pm (time of the addressee), on the date of delivery, if that is a business day in the place of delivery, or if not a business day, on the first business day in the place of delivery after that date.

c)

Any of the Parties may change its domicile or its e-mail address and shall give written notice of such changes to the other Party, according to provisions in this Clause. It is hereby expressly agreed that should any of the Parties fail to give notice to the other Party of any change of domicile or of its e-mail address it shall be expressly understood that all changes made concerning the last domicile or the last e-mail address stated by the addressee with acknowledgment of receipt, shall be fully valid and in full force and effect.

TWELFTH.  Miscellaneous Provisions.

12.1. The Parties hereby agree that during the term of this Agreement and in the development of their respective activities, they shall faithfully comply with all the obligations imposed by the Mining Law, its Regulations and all provisions on environmental matters, water, safety and hygiene in mines, labor and fiscal matters and all other applicable legal provisions. Furthermore, they hereby agree not to incur in any cause for annulment, cancellation, suspension, invalidation of rights related to expropriated property or resolutions for temporary occupation or the incorporation of easements mentioned in the Mining Law with respect to the Concessions.

12.2 In view that no labor relationship exists now or in the future between the workers or contractors of each Party with respect to the other Party, COBORO and MGS hereby agree that each Party shall assume all labor liabilities concerning social security, fiscal matters and others with respect to its own workers and contractors. Therefore, each Party hereby agrees to hold the other Party harmless from any claim, complaint or charges that could be filed by the workers or employees of such Party, by its contractors or by the labor or administrative authorities, and hereby agree to indemnify the other Party for any amounts incurred, if any, if such Party had been forced or sentenced to pay such amounts by a competent authority.

Additionally, COBORO hereby assumes all liabilities deriving from its actions or omissions and hereby agrees to pay all damages incurred thereby or by its employees, workers or contractors as of the DATE OF EXECUTION of this Agreement regarding the Concessions, whether by the use or operation of any machinery, equipment and/or vehicle owned thereby or by third parties, or due to any other cause attributable to COBORO or to its contractors, including those related to damages suffered by third parties whether personal or material damages, when such damages or losses derive from actions or omissions attributable to COBORO or its contractors. COBORO hereby agrees to hold MGS, its successors, executives, employees, consultants and permitted assignees harmless from any claim, complaint, filing of charges and/or civil, administrative or criminal proceedings filed by any individual or legal entity or by any authority from any governmental level against MGS or against such persons, for acts or omissions attributable to COBORO and /or its contractors.

In like manner, MGS assumes all liabilities derived from its own actions or omissions and hereby agrees to pay all damages caused by MGS or its employees after evidence has been provided that such damages were caused by MGS on the Concessions prior to the DATE OF EXECUTION of this Agreement, either resulting from the use and/or operation of any machinery, equipment and/or vehicle owned thereby, or from any other cause attributable to MGS, including damages suffered by a third party, either personal or property damages, when such damages or losses derive from acts or omissions attributable to MGS. MGS undertakes to hold COBORO, its successors, management, officers, employees, advisors or permitted assignees harmless from any claim, complaint, accusation and/or civil, administrative or criminal proceedings filed by any individual, legal entity or authority from any level of government against COBORO or such persons, for acts or omissions attributable to MGS.

12.3.  Each Party shall be responsible for the compliance with their tax obligations under the terms of the applicable legal provisions. Furthermore, each Party shall be held liable for the payment of their own expenses, including legal fees and expenses incurred upon the execution of this Agreement, with the exception of the fees charged by the Civil Law Notary or Public Commercial Attestor when performing the formalization of this Agreement before a certifying public officer, and of the duties to be paid to record this Agreement with the Public Registry of Mining, which shall solely be paid by COBORO, and COBORO hereby undertakes to record this Agreement  with the Public Registry of Mining or with any other applicable registry office.

12.4.  Each Party may assign, with the consent of the other Party, which consent may not be unreasonably withheld, all the rights and obligations acquired pursuant to this Agreement  to a company belonging to the same corporate group (an Affiliate), provided:  (i) this is a full assignment of rights and obligations, since a partial assignment of rights and obligations is not allowed herein; (ii) the Affiliate has legal capacity pursuant to Mexican law to acquire such rights and obligations, and (iii) the Affiliate expressly subrogates in writing and without any limitation all of the rights and obligations that pursuant to this Agreement pertain to the Assigning Party, as if such Affiliate had be a  party hereof from the time of execution. Any assignment of rights that contravenes the aforementioned shall be null and void.

12.5.  This Agreement is executed for the benefit of the Parties and binds the Parties as well as their respective successors and permitted assignees.

12.6.  The Parties shall timely sign and immediately deliver all of the additional documents and shall take all the additional measures that are reasonably convenient or required in order for the provisions and the intent of this Agreement to be fully effective.

12.7.   Any waiver by one of the Parties of the provisions of this Agreement shall not be valid unless it is done in writing and signed by the Party entitled thereto, through an attorney in fact with sufficient powers and authorities therefor. The fact that any right or remedy is not exercised or is delayed shall not be considered a waiver of such rights or remedies. Waivers to the nonperformance of any provision in this Agreement shall not be considered a waiver of a  subsequent nonperformance of the same provision.

12.8.  Any amendments, additions, supplements, reformulation of the provisions in this Agreement shall not be valid or binding unless in writing and signed and ratified by both Parties before a certifying public officer.

12.9.  The payments made by one of the Parties to the other pursuant to this Agreement may be made through electronic transfer of funds, or with check personally delivered or delivered by overnight courier service at the address of the beneficiary of such payment provided for in the Eleventh Clause herein, as indicated by the beneficiary of the payment at least Three (3) days before the date of the pertaining payment.

12.10.  Notwithstanding the nature of this Agreement, the Parties expressly state that in the conventions herein there is no injury and in the event thereof, they expressly waive their right to ask for voidable action or relative nullity mentioned in Articles 2228 and 2239 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes for the States of the United Mexican States.

12.11.  This Agreement is entered into under the terms of the legislation in effect in the United Mexican States, is of a business nature pursuant to provisions in article 78 of the Code of Commerce. Therefore, for anything not expressly agreed herein and for the interpretation and compliance therewith, the legal provisions applicable in the United Mexican States shall be applied, and particularly the provisions of the Mining Law, its Regulations and the Code of Commerce, and the supplemental application of the Federal Civil Code for anything not included in the first statutes. In the event of any lawsuit, dispute or claim deriving from or related to this Agreement, the Parties expressly agree to subject themselves to the jurisdiction of the competent federal courts of Mexico City, Federal District, and the Parties hereby expressly waive any other forum that may correspond to them in view of their present or future domiciles or because of any other reason.

This Agreement is executed on April 14, 2014, one counterpart for each of the Parties.

MINERA GOLD STAKE, S.A. DE C.V.

(illegible signature)

By:Gonzalo Zavala Ruiz

Attorney-in-fact

COBORO MINERALES DE MÉXICO, S.A. DE C.V.

(illegible signature)

By:Sandra Esther Ramírez Vinay

Attorney-in-fact